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                                                                                      Exhibit 12(c)

                           Entergy Louisiana, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                    1994     1995     1996     1997     1998      1999
Fixed charges, as defined:
Total Interest                                    $136,444 $136,901  $132,412 $128,900  $122,890 $117,247
  Interest applicable to rentals                     8,332    9,332    10,601    9,203     9,564    9,221
                                                  -------------------------------------------------------
Total fixed charges, as defined                    144,776  146,233   143,013  138,103   132,454  126,468

Preferred dividends, as defined (a)                 29,171   32,847    28,234   22,103    20,925   16,006
                                                  -------------------------------------------------------

Combined fixed charges and preferred dividends,   $173,947 $179,080  $171,247 $160,206  $153,379 $142,474
as defined                                        =======================================================

Earnings as defined:

  Net Income                                      $213,839 $201,537  $190,762 $141,757  $179,487 $191,770
  Add:
    Provision for income taxes:
Total Taxes                                         63,288  117,114   118,559   98,965   109,104  122,368
    Fixed charges as above                         144,776  146,233   143,013  138,103   132,454  126,468
                                                  -------------------------------------------------------

Total earnings, as defined                        $421,903 $464,884  $452,334 $378,825  $421,045 $440,606
                                                  =======================================================
Ratio of earnings to fixed charges, as defined        2.91    3.18      3.16     2.74      3.18     3.48
                                                  =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                      2.43    2.60      2.64     2.36      2.75     3.09
                                                  =======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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